Exhibit (d)(4)

TANG CAPITAL PARTNERS, LP

4747 EXECUTIVE DRIVE, SUITE 210, SAN DIEGO, CA 92121

(858) 200-3830 FAX (858) 200-3837

Equity Commitment and Guarantee Letter

March 26, 2023

Michael Hearne, Chief Financial Officer

Concentra Biosciences, LLC

4747 Executive Drive, Suite 210

San Diego, CA 92121

Dear Mr. Hearne:

Reference is made to the Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), among Concentra Biosciences, LLC, a Delaware limited liability company (“Parent”), Concentra Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”) and Jounce Therapeutics, Inc., a Delaware corporation (the “Company”). Capitalized terms used and not otherwise defined herein have the respective meanings ascribed thereto in the Merger Agreement. This letter agreement is being delivered to Parent and the Company in connection with the execution and delivery of the Merger Agreement by the Company, Parent and Merger Sub.

1.    Commitment. This letter agreement confirms the commitment of Tang Capital Partners, LP (the “Investor”), subject to the terms and conditions contained herein, to contribute to Parent on or before one Business Day prior to the Closing Date, directly or indirectly through one or more intermediaries, an aggregate amount of $100,000,000 (the “Equity Commitment”). The Equity Commitment will be used by Parent solely to fund the Offer Price, the Merger Consideration and any other cash amounts to be paid by Parent or Merger Sub to any other Person on the Closing Date pursuant to the Merger Agreement, on the terms set forth in the Merger Agreement; provided, that the Investor shall not, under any circumstances, be obligated to contribute or cause to be contributed to Parent more than the Equity Commitment. The Cash Consideration and the Merger Consideration (exclusive of CVRs) will be funded from the Equity Commitment. Otherwise, the amount to be funded hereunder may be reduced on a dollar-for-dollar basis in the event Parent and Merger Sub do not require the full amount of the Equity Commitment, solely to the extent it will be possible, notwithstanding such reduction, for Parent and Merger Sub to consummate the transactions contemplated by the Merger Agreement in accordance with the terms thereof; provided, that any such reduction shall only occur simultaneously with the occurrence of the Closing. For the avoidance of doubt, if the Closing shall not occur for any reason, the Investor shall have no obligation to fund the Equity Commitment. The Investor may allocate its investment to Affiliates and co-investors, provided no such allocation shall relieve the Investor of its obligation to provide the amount set forth above in the event that such Affiliates or co-investors fail to make such investment.

2.    Equity Commitment Conditions. The Investor’s obligation to fund the Equity Commitment is subject to the following conditions: (a) the execution and delivery of the Merger Agreement by the Company and (b) the satisfaction or waiver of the conditions to Parent’s and Merger Sub’s obligation to close the Offer set forth on Exhibit A of the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the prior or substantially concurrent satisfaction or waiver of such conditions).

3.    Specific Performance. The parties hereto acknowledge and agree that, in the event of any breach of this letter agreement, irreparable harm would occur that monetary damages could not make whole. It is accordingly agreed that, subject to Section 4, (i) each party hereto will be entitled, in addition to any other remedy to which it may be entitled at law or in equity, to compel specific performance to prevent or restrain breaches or threatened breaches of this letter agreement in any action without the posting of a bond or undertaking and (ii) the parties hereto will, and hereby do, waive, in any action for specific performance, the defense of adequacy of a remedy at law and any other objections to specific performance of this Agreement.

4.    Limited Third-Party Beneficiaries; Enforcement. Except as set forth in the last sentence of this Section 4, this letter agreement shall be binding on the Investor solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing set forth in this letter agreement shall be construed to confer upon or give to any Person other than the parties hereto any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, this letter agreement. Except as set forth in the last sentence of this Section 4, the Equity Commitment may only be enforced by Parent and no other Person shall have any rights to enforce or to cause Parent to enforce the Equity Commitment or any other provision of this letter agreement. Except as set forth in the last sentence of this Section 4, Parent’s creditors shall have no right to enforce this letter agreement or to cause Parent to enforce this letter agreement. Notwithstanding the foregoing, if the conditions set forth in Section 2 above have been satisfied, the parties intend that (i) Parent has the right to cause the Equity Commitment to be funded hereunder in accordance with Section 1 hereof, (ii) the Company shall be a third party beneficiary of the rights granted to Parent under this letter agreement for the purpose of specific performance of Parent’s right to cause the Equity Commitment to be funded hereunder in accordance with Sections 1 and 3 hereof, (iii) the Company shall be deemed a direct party hereto for purposes of Section 5 hereof, and (iv) each Non-Recourse Party (as defined herein) is an express third-party beneficiary hereof for the purpose of relying on and enforcing the provisions of Section 7 hereof.

5.    Guaranty.

a.

To induce the Company to enter into the Merger Agreement, the Investor, intending to be legally bound hereby, absolutely, irrevocably and unconditionally guarantees to the Company the due and punctual observance, performance and discharge of the payment obligations of Parent to the Company in respect of any amount of monetary damages required to be paid by Parent in accordance with Section 9.17 of the Merger Agreement (the “Guaranteed Obligations”) when and if due and payable in accordance with the Merger Agreement. The Investor’s liability under this Section 5 is absolute, unconditional, irrevocable and continuing, irrespective and without limitation of (i) any lack of validity or enforceability of the Merger Agreement or (ii) any modification, amendment or waiver of, or any consent to departure from, the Merger Agreement that may be agreed to by Parent or Merger Sub. Without limiting the foregoing, the Company shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect the Investor’s obligations hereunder. In the event that any payment to the Company in respect of the Guaranteed Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Investor shall remain liable hereunder with respect to such Guaranteed Obligations as if such payment had not been made. The terms of this Section 5 represent an unconditional and continuing guarantee of payment and not of collection.

b.

The Investor agrees that its obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure or delay on the part of the Company to assert any claim or demand or to enforce any right or remedy against Parent or Merger Sub; (ii) any change in the time, place or manner of payment of any of the Guaranteed Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement made in accordance with the terms thereof or any agreement evidencing, securing or otherwise executed in connection with any of the Guaranteed Obligations; (iii) the addition, substitution or release of any entity or other Person interested in the transactions contemplated by the Merger Agreement; (iv) any change in the existence, structure or ownership of Parent, Merger Sub or the Investor; (v) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub or the Investor; (vi) the existence of any claim, set-off or other right that the Investor may have at any time against Parent, Merger Sub, or the Company, whether in connection with the Guaranteed Obligations or otherwise; or (vii) the adequacy of any means the Company may have of obtaining payment related to the Guaranteed Obligations. To the fullest extent permitted by Law, the Investor hereby expressly waives any and all rights or defenses arising by reason of any legal requirement that would otherwise require any election of remedies by the Company. The Investor waives promptness, diligence, notice of the acceptance of this letter agreement and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Guaranteed Obligations incurred and all other notices of any kind (in each case other than notices to Parent or Merger Sub pursuant to the Merger Agreement), all defenses that may be available by virtue of any stay, moratorium law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Parent, Merger Sub or the Investor, and all suretyship defenses generally. The Investor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this letter agreement are knowingly made in contemplation of such benefits. The Investor hereby covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, any proceeding asserting that this letter agreement is illegal, invalid or unenforceable in accordance with its terms. Notwithstanding anything to the contrary contained in this letter agreement or otherwise, the Company hereby agrees that, in addition to any defenses of the Investor on the basis of a breach of this Section 5, the Investor shall have all defenses to the payment of its obligations under this letter agreement that would be available to Parent or Merger Sub or any assignee in respect of the Merger Agreement with respect to the Guaranteed Obligations (other than insolvency or bankruptcy of Parent or Merger Sub) as well as any defenses under the Merger Agreement in respect of any fraud or material and willful breach of the Merger Agreement on the part of the Company or any of their Affiliates or Representatives.

6.    Termination. The Investor’s obligation to fund the Equity Commitment will terminate automatically and immediately upon the earliest to occur of: (a) the consummation of the Closing, or (b) the termination of the Merger Agreement in accordance with its terms.

7.    Limited Recourse. Notwithstanding anything that may be expressed or implied in this letter agreement, the Merger Agreement, or any document or instrument delivered contemporaneously herewith or therewith, and notwithstanding the fact that the Investor may be a partnership or limited liability company, Parent, by its acceptance of the benefits of this letter agreement, covenants, agrees and acknowledges that: (a) no Person other than the Investor or a permitted assignee of the Investor in accordance with the terms of Sections 1 and 8 hereof shall have any obligation (whether of an equitable, contractual, tort, statutory or other nature) hereunder; (b) it shall have no rights of recovery against, and no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against, any Affiliate of Investor who is not also a party to the Merger Agreement (other than any Affiliate who is a permitted assignee of the Investor in accordance with the terms of Sections 1 and 8 hereof) (a “Non-Recourse Party”), whether by or through attempted piercing of the corporate, partnership or limited liability company veil, by or through a claim by or on behalf of Parent or Merger Sub against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law or otherwise; and (c) no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party as such for any obligations of the Investor under this letter agreement or any documents or instruments delivered in connection herewith or in respect of any oral representations made or alleged to have been made in connection herewith or therewith or for any claim (whether at law or equity or in tort, contract or otherwise) based on, in respect of, or by reason of such obligations or their creation, except to the extent of actual fraud in the making of the representations set forth herein or in the Merger Agreement (“Fraud”). Except in the case of Fraud, Parent hereby covenants and agrees that it shall not institute, and shall cause its Affiliates and Representatives not to institute, any proceeding or bring any other claim arising under, or in connection with, this letter agreement, the Merger Agreement, or the transactions contemplated hereby or thereby, against the Investor or any Non-Recourse Party, except for claims solely against the Investor under this letter agreement.

8.    Assignment. Except to the extent set forth in Section 1 of this letter agreement, this letter agreement may not be assigned by any party hereto without the prior written consent of the other party hereto. Any assignment or transfer in violation of the preceding sentence shall be null and void ab initio.

9.    Entire Agreement; No Modification. This letter agreement, the Merger Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the Investor and Parent with respect to the subject matter hereof and thereof. This letter agreement may not be amended, modified, supplemented or waived in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the Investor and Parent. No failure or delay by any party in exercising any right, power or privilege in connection with this letter agreement will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege, and no waiver of any of the provisions of this letter agreement will be deemed or will constitute, a waiver of any other provisions, whether or not similar, nor will any waiver constitute a continuing waiver.

10.    Counterparts. This letter agreement may be executed in counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. This letter agreement may be executed by .pdf signature and a .pdf signature shall constitute an original for all purposes.

11.    Governing Law; Venue; Waiver of Jury Trial.

(a)    This letter agreement and all disputes or controversies arising out of or relating to this letter agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

(b)    Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this letter agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this letter agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Parent and the Company each further agrees that notice as provided in Section 9.2 of the Merger Agreement and the Investor further agrees that notice as provided in Section 14 of this letter agreement shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this letter agreement or the transactions contemplated hereby: (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason; (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this letter agreement, or the subject matter hereof, may not be enforced in or by such courts.

(b)    EACH OF THE PARTIES TO THIS LETTER AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.    Confidentiality. This letter agreement shall be treated as confidential and is being provided to Parent solely in connection with the transactions contemplated by the Merger Agreement. This letter agreement may not be used, circulated, quoted or otherwise referred to in any document, except with the prior written consent of the Investor. Notwithstanding the foregoing, and without prejudice to any other provision of this letter agreement, this letter agreement may be: (a) provided to (i) the Company and (ii) the advisors of the Company, together with the advisors of Parent, provided each such party agrees to treat this letter agreement as confidential; (b) referred to in the Merger Agreement; and (c) disclosed as may be required by law, rule or regulation of any governmental authority, regulatory agency, court or national stock exchange (provided that, to the extent practicable, the Company will provide the Investor an opportunity to review such required disclosure in advance of such disclosure being made) or in connection with any proceeding or potential proceeding to enforce the obligations hereunder.

13.    Representations and Warranties. The Investor hereby represents and warrants to Parent that:

a.	it has all requisite limited partnership or other power and authority to execute, deliver and perform this letter agreement;

b.	the execution, delivery and performance of this letter agreement by the Investor has been duly and validly authorized and approved by all necessary action by it;

c.

all approvals of, filings with and notifications to, any governmental entity necessary for the due execution, delivery and performance of this letter by the Investor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental entity is required in connection with the execution, delivery or performance of this letter agreement;

d.

this letter agreement has been duly and validly executed and delivered by it and (assuming due execution and delivery of this letter agreement and the Merger Agreement by all the other parties hereto and thereto) constitutes a legal, valid and binding obligation of the Investor, enforceable against such the Investor in accordance with its terms;

e.

the Investor has, and will maintain for so long as this letter agreement is in effect in accordance with Section 6 hereof, uncalled capital commitments or access to available funds in excess of the sum of its Equity Commitment and Guaranteed Obligations hereunder plus the aggregate amount of all other commitments and obligations it currently has outstanding;

f.

payment in full of the Equity Commitment and Guaranteed Obligations shall not result in a breach or violation of any applicable concentration limits or similar restrictions applicable to the Investor; and

g.	the execution, delivery and performance by the Investor of this letter agreement do not violate the Investor’s agreement of limited partnership or other organizational documents.

14.    Notice to the Investor. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon written confirmation of receipt by e-mail, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices delivered to the Investor hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Investor:

Tang Capital Partners, LP

4747 Executive Drive, Suite 210

San Diego, CA 92121

Attention: Kevin Tang

E-mail: kevin@tangcapital.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

555 Mission Street, Suite 3000

San Francisco, CA 94105

Attention: Ryan A. Murr, Branden C. Berns, Chris Trester

E-mail: rmurr@gibsondunn.com, bberns@gibsondunn.com,

ctrester@gibsondunn.com

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Very truly yours,

Tang Capital Partners, LP

By:	/s/ Kevin Tang
Kevin Tang, President
Tang Capital Management, LLC,
General Partner of Tang Capital Partners, LP

Accepted and Agreed to as of the date written above

Concentra Biosciences, LLC

By:	/s/ Michael Hearne
Michael Hearne
Chief Financial Officer

Accepted and Agreed to as of the date written above:

JOUNCE THERAPEUTICS, INC.

By:	/s/ Kim C. Drapkin
Name:	Kim C. Drapkin
Title:	Treasurer and Chief Financial Officer

[Signature Page to Equity Commitment and Guarantee Letter]